Exhibit 10.14

January 9, 2024

Private & Confidential

Sent Via Email

Brian Merker

***

***

Dear Brian:

Re: Offer of Employment with Horizon Aircraft

As announced recently, New Horizon Aircraft Ltd. d/b/a Horizon Aircraft (the “Company”) has completed a business combination with Robinson Aircraft Ltd. (“Robinson”) whereby the Company has acquired all of the issued and outstanding shares of Robinson (the “Sale”). Conditioned on the successful closing of the Sale, we are pleased to offer you employment with the Company on the terms and conditions set out below. Once you return this signed offer, the terms of this letter agreement will become a binding employment agreement between you and the Company (the “Agreement”).

1.	Duties and Responsibilities

(a)	You will serve as Chief Financial Officer. In this capacity, you will report to and perform such executive duties consistent with your position as may be assigned to you by the Chief Executive Officer and such other executive duties customary to your office and as are reasonably necessary to the operations of the Company. You will: (i) devote all of your business time and attention, your best efforts, and all of your skill and ability to promote the interests of the Company; (ii) carry out your duties and responsibilities with the highest level of integrity and judgment, and exercise at all times the care, skill and diligence consistent with the Company’s policies regarding quality and service; (iii) work with other employees of the Company in a competent and professional manner; (iv) Use best efforts to promote the interests and goodwill of the Company and not act or fail to act, or make or fail to make any statement, oral or written, which would injure the Company’s business, interests or reputation; and (v) comply with all relevant client, and Company policies as in effect from time to time, including the Ethics and Insider Trading Policy.

(b)	During the term of your employment, you agree to obtain the prior written approval of the person to whom you report prior to accepting any appointments of any kind (including, but not limited to, appointments to boards of directors) with any third parties other than the Company. It is understood that if approved, any such appointment, and your activities thereunder, must not constitute a violation of any provision of this Agreement.

(c)	If requested by the Company, you will act as a director and/or officer of the Company or any of its affiliates and associates as such terms are defined in the Business Corporations Act (Ontario) (collectively, “Affiliates”) as may be determined from time to time by the Company, in its sole discretion. For the period of any such appointment, the Company shall ensure you are entitled to coverage pursuant to any policy of insurance maintained by or for the Company from time to time and related to the liability of the directors and officers of the Company and its Affiliates, which policy shall indemnify you against any amounts payable by you, including damages, fines, penalties, interest and legal expenses incurred by you or for which you are liable by reason of such appointment and your conduct, provided you have acted honestly and in good faith with a view to the best interests of the Company and its Affiliates, and had reasonable grounds for believing that such conduct was lawful. You acknowledge and agree that in the event that an appointment to the Board of Directors of the Company or as a director or officer of any one or more of its Affiliates shall be terminated for any reason whatsoever, you shall not be entitled to any notice or compensation whatsoever with respect to the termination of such appointment.

Private and Confidential

Horizon Aircraft – Employment Agreement – Brian Merker

(d)	As the business needs of the Company may change from time to time, the Company may, from time to time, amend your duties, responsibilities, title, reporting arrangements and place of work without causing termination or a breach of this Agreement.

2.	Start Date, Term, Background Verification

Your employment with the Company will begin immediately following the successful close of the Sale, which is currently scheduled for January 12, 2024 (“Effective Date”). Thereafter, you employment will continue indefinitely until terminated in accordance with Section 9 of this Agreement.

This offer of employment is conditional on your approval for a security clearance with governmental authorities as the Company considers necessary or advisable. The process to secure approval of this clearance may include, but is not limited to, a criminal record check, reference check, and financial check. By signing this Agreement, you are providing the Company with your written consent to undertake the background check required to obtain this clearance, and you agree to complete any documents required. Furthermore, you understand and agree this offer of employment will be void or your employment terminated immediately in the event you do not participate as indicated or as required, or if the results of this background check are not satisfactory to the Company, at its sole discretion.

3.	Prior Service

Although you will be a new employee with the Company, your prior employment service with Robinson Aircraft Ltd. will be recognized for the purposes of the Ontario Employment Standards Act, 2000, as amended from time to time (the “ESA”). For clarity, the Company will recognize your original employment start date on November 6, 2023 (“Original Hire Date”).

4.	Place of Work

This position is located at 3187 Hwy 35 in Lindsay, Ontario (“Location”). It is understood that you will regularly work remotely part of the time, and may exclusively work remotely due to restrictions related to public health that may in the future require remote work (“Public Health Restrictions”). Absent such Public Health Restrictions, it is understood that you will regularly work remotely five (5) days per week. Despite any pre-arranged schedule, and subject to Public Health Restrictions, you may be required to attend at the Location or at other business-related locations as directed on short notice so as to ensure the goals of your employment are met.

5.	Hours of Work

Although you are generally expected to be available during regular business hours, given the nature of your role within the organization, you will be entitled to a flexible work schedule, subject to the needs of the business and the satisfactory completion of your duties hereunder.

In light of your managerial and executive position, and the duties and responsibilities associated with this role, you acknowledge and agree that your employment with the Company is not subject to the overtime and hours of work provisions of the ESA.

Private and Confidential

Horizon Aircraft – Employment Agreement – Brian Merker

6.	Compensation

Your base salary will be at the annual rate of $225,000.00 CAD. You will be paid in accordance with the Company’s payroll practices and your base salary will be subject to review in accordance with the Company’s salary review policy for senior executives then in effect.

In addition to your base salary, you will be eligible to receive additional compensation as set forth in Schedule 1 of this Agreement.

7.	Benefits

You will be eligible to participate in additional benefits in accordance with Schedule 1 of this Agreement and subject to the provisions of the various benefit plans and programs in effect from time to time.

8.	Vacation/Time Off, Leaves and Holidays

The Company offers flexible vacation/paid time off, meaning that paid vacation/time off is not subject to a particular fixed limit, although you will still require Company approval when requesting vacation days and certain other paid time off. You are expected to use this privilege responsibly, and the following conditions apply:

(a)	Under the ESA, based on your Original Hire Date, your current statutory vacation accrues at a rate totalling 15 days for each 12-month period of employment. While you are permitted to take additional vacation, you understand you are required to consume all of the statutory vacation accrued in that vacation entitlement year. The Company’s vacation entitlement year commences on June 1 and ends on May 31. Any paid vacation days taken will be credited first toward satisfying these statutory minimums.

(b)	Vacation is to be scheduled in advance by agreement with your manager, but subject always to compliance with ESA requirements, the Company reserves the right to impose a specific vacation schedule, including the right to require employees to use up statutory vacation before the deadline.

(c)	To the maximum extent permitted under the ESA, the Company reserves the right to deny any request to take paid vacation/time off in excess of two (2) consecutive calendar weeks.

(d)	The Company will provide you with all statutory leaves to which you are entitled under the ESA and other applicable legislation (each, a “Statutory Leave”). If you are taking vacation/time off for reasons that also qualify for any paid or unpaid Statutory Leave, the time taken will be credited toward, and will not be additional to, your Statutory Leave entitlements.

Paid vacation/time off is not intended as a substitute or “add-on” to any Statutory Leaves of longer than ten (10) consecutive business days. For example, if you qualify for an 8-week unpaid compassionate care Statutory Leave, you are not entitled to use paid vacation/time off instead of (or as part of) that Statutory Leave, unless you have the Company’s prior consent.

(e)	If you take paid vacation/time off due to illness/injury for longer than ten (10) consecutive business days, then (to the extent permitted by the ESA) you may be required to provide appropriate medical documentation to the Company. If you are covered for disability benefits under our benefits plans, you may be required to apply for those benefits.

(f)	You are also entitled to all applicable public holidays/public holiday pay for which you are eligible in Ontario

Private and Confidential

Horizon Aircraft – Employment Agreement – Brian Merker

9.	Termination

(a)	Resignation: You shall provide the Company with thirty (30) days’ notice of resignation from employment.

(b)	Termination Without Notice or Pay in Lieu of Notice: The Company may terminate your employment without notice, payment in lieu of notice, benefit continuation (if applicable) or compensation of any kind where permitted by the ESA, which includes willful misconduct, disobedience or willful neglect of duty that is not trivial and has not been condoned by the Company. Failure by the Company to rely on this provision in any given instance or instances shall not constitute a precedent or be deemed a waiver.

(c)	Termination With Notice or Pay in Lieu of Notice: The Company may terminate your employment with notice or pay in lieu of notice by providing you with the following:

(i)	the minimum amount of notice, pay in lieu of notice (or a combination of both), severance pay, vacation pay and benefit continuation (if applicable) and any other entitlements strictly required by the ESA, calculated from the Original Hire Date; plus,

(ii)	such additional amount of payment of Base Salary in lieu of notice (“Additional Pay in Lieu of Notice”), as is necessary to ensure that the aggregate of the statutory notice, pay in lieu of notice and severance pay entitlements under (i) above and the Additional Pay in Lieu of Notice under this sub-section (ii), at a minimum equals twelve (12) months, and such aggregate shall increase by additional one (1) month payment of Base Salary in lieu of notice for each completed year of service from the Effective Date to an overall cumulative maximum of 24 months of Base Salary; plus,

For the purposes of this Agreement, the period for which you receive notice and/or payment under this sub-section 9(c), calculated from the date you are advised of the termination of your employment, is the ‘Severance Period’.

(iii)	payment of a prorated portion of any bonuses that you are eligible to receive as of the date of termination, calculated to the end of the Severance Period based upon the average incentive compensation paid to you in the two years prior to the year in which notice of termination is communicated.

(d)	The Company agrees that the payment of any amounts payable pursuant to section 9(c) above shall be made as a lump-sump payment to you in the payroll following the effective date of termination of employment.

(e)	Upon delivery of notice of termination of your employment with notice or pay in lieu of notice, you will be entitled to continued participation in benefit plans, including group insurance benefit coverage, for the greater of the period during which you are actively employed following receipt of notice of termination and end of the Severance Period.

(f)	It is intended that the amounts payable pursuant to section 9(c) of this Agreement include your full entitlement to termination, vacation and/or severance pay and continuation of benefits pursuant to the ESA, and any entitlement to payment of damages at common law and in equity as a result of a termination of your employment with notice or pay in lieu of notice. You agree that you are not entitled to, and waive any right to claim damages for the loss of, an entitlement to earn or receive amounts as a result of the Company’s failure to provide you with notice of termination without just cause at common law.

Private and Confidential

Horizon Aircraft – Employment Agreement – Brian Merker

(g)	Notwithstanding anything to the contrary in this Agreement, in no case will the total payments and provision of benefits provided to you in respect of the termination of your employment be less than your entitlements pursuant to the ESA. In the event that your full entitlement under the ESA exceeds these contractual provisions, then those entitlements shall replace these provisions and no further entitlements or payments are due to you pursuant to the ESA or at common law.

(h)	The provisions of this Agreement in respect of the termination of your employment shall remain in full force and effect throughout the period of your employment, notwithstanding the length of that employment and any changes in your employment, including changes in your title, position, duties, level of responsibility, reporting structure, remuneration, and location.

10.	Change of Control

(a)	For the purposes of this Agreement, “Change of Control” means the occurrence of any one or more of the following events:

i.	any transaction that results in a person, group of persons or persons acting jointly or in concert, having beneficial ownership of, or control or direction over 50% or more of the voting securities of the Company; or

ii.	a merger, arrangement, amalgamation, or other business combination involving the Company that results in any person or group of person that had the beneficial ownership of, or control or direction over the outstanding voting securities of the Company immediately before the transaction having beneficial ownership of, or control or direction over, less than 50% of the outstanding voting securities of the resulting entity;

iii.	the sale, lease or exchange of all or substantially all of the Company’s property, other than to a wholly owned subsidiary of the Company or in the ordinary course of business, or

iv.	Incumbent Directors, defined as “any member of the Board who was a member of the Board immediately prior to the occurrence of a transaction giving rise to a Change in Control”, ceasing to constitute a majority of the Company’s Board of Directors.

“Good Reason” means the occurrence of any of the following:

i.	a constructive termination of your employment and of this Agreement;

ii.	any material and unilateral change in your title, responsibilities, or authority in place at the time of the Change of Control;

iii.	any material reduction in the Base Salary paid to you at the time of the Change of Control;

iv.	any termination or material reduction in the aggregate value of the employee benefit programs, including, but not limited to, pension, life, disability, health, medical or dental insurance, in which you participated or under which you were covered at the time of Change of Control; or

v.	your assignment to any significant, ongoing duties inconsistent with your skills, position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company, which results in material diminution of such position.

Private and Confidential

Horizon Aircraft – Employment Agreement – Brian Merker

(b)	If following a Change of Control, the Company gives you Good Reason to terminate your employment and this Agreement, and provided you exercises that right within two (2) years from the date of the Change of Control, you shall be entitled to receive the payments and benefits set forth in section 9(c) as if your employment had been terminated on a without cause basis.

11.	Protective Covenant Obligations

You agree to abide by the Employee Non-Solicitation Agreement set forth in Scheule 2 of this Agreement.

12.	Confidentiality and Intellectual Property

During the course of your employment with the Company, you will have access to sensitive and/or nonpublic confidential or proprietary information, including, without limitation, information that belongs to or relates to the business of the Company or its affiliates’ (such as, for example, information about business practices, pricing and marketing plans), or that belongs to or relates to our (or our affiliates’) current, prospective or former customers. If that information was disclosed without our permission, it could harm the Company’s interests. All such confidential information, in any form, even if not marked as confidential, is “Confidential Information”, and you have no ownership rights in or to any Confidential Information.

During the term of this Agreement, you will disclose to the Company all ideas, inventions and business plans developed by you during such period which relate directly or indirectly to the business of the Company, including, without limitation, any process, operation, campaign, product or improvement which may be patentable or copyrightable (the “Work Product”). You agree that all Work Product and all intellectual property rights therein, including all patents, licenses, copyrights, tradenames, trademarks, service marks, campaigns and business plans developed or created by you in the course of your employment hereunder, either individually or in collaboration with others, will be deemed works made for hire and works made in the course of your employment with the Company, and are the sole and absolute property of the Company. For no additional consideration, you hereby assign and transfer to the Company, and agree to assign and transfer to the Company, any and all Work Product and all intellectual property rights therein, including all patents, licenses, copyrights, tradenames, trademarks, and service marks in the Work Product. For no additional consideration, you hereby waive all “moral rights” in the Work Product in favour of the Company and any person designated by the Company. You agree, that at the Company’s request and cost, you will take all steps necessary to secure the rights thereto to the Company in the Work Product, by patent, copyright or otherwise.

13.	Representations and Warranties

You represent, warrant and acknowledge to the Company the following:

(a)	You will not use or disclose any confidential or proprietary information from any previous employer or other person, firm, corporation or other entity (“Person”) which is in your power, possession or control and which use or disclosure could give rise to a legal claim against either you or the Company. Further, you shall comply with all restrictions on the solicitation of employees, contractors, customers or prospective customers of any previous employer or other Person by which you are legally bound. The Company specifically advises you that it does not wish, nor will it knowingly permit you to use or disclose such information or breach such restrictions in the context of performing your duties for the Company.

(b)	You will not, during your employment or thereafter, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks, including the repetition or distribution of derogatory rumours, allegations, negative reports or comments, which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company or any of its Affiliates or their respective shareholders, directors, officers or employees.

Private and Confidential

Horizon Aircraft – Employment Agreement – Brian Merker

14.	Assignment

This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law; provided, however, that the Company shall be permitted to assign this Agreement to an affiliate in connection with a reorganization of the Company’s business or assets. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

15.	Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

16.	Severability; Survival

In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted. The respective rights and obligations of the parties hereunder shall survive the termination of your employment to the extent necessary to the intended preservation of such rights and obligations.

17.	No Conflict

You represent and warrant that you are not subject to any agreement, instrument, obligations, order, judgment or decree of any kind, or any other restrictive agreement or obligation of any character, which would prevent you from entering into this Agreement or which would be breached by you upon the performance of your duties pursuant to this Agreement.

18.	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the province of Ontario without giving effect to any choice or conflict of law provision or rule (whether in the province of Ontario or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the province of Ontario.

19.	Entire Agreement

Except as provided herein, this Agreement (including the Schedules, Exhibits and Annexes, as applicable) constitutes the complete agreement between you and the Company and supersedes all prior agreements relating to the subject matter hereof.

20.	Withholding

The Company may withhold from any amounts payable under this Agreement such federal, provincial or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Private and Confidential

Horizon Aircraft – Employment Agreement – Brian Merker

21.	Compliance with the ESA

Should any term of this Agreement fail to comply with a mandatory minimum standard or requirement imposed by applicable legislation, including the ESA, then the employment standard or requirement shall apply in place of the offending term of this Agreement, and shall constitute the rights and obligations of the parties in that respect. Under no circumstances will you receive less than your entitlements under the ESA.

22.	Eligibility to Work in Canada

You represent and warrant that you are legally permitted to work in Canada. Upon request, you will provide the Company with appropriate documentation confirming your eligibility to work in Canada. For clarity, this offer of employment (and your continued employment with the Company) is conditional upon your being legally entitled to work in Canada at all times.

23.	Legal Advice

You acknowledge and agree that you have had an adequate opportunity to obtain such independent legal advice as you deem prudent prior to entering into this Agreement.

24.	Accommodation

The Company provides accommodations for employees with disabilities. If you have specific ergonomic needs or require other accommodation because of a disability or a medical need, please contact Human Resources at stewart@horizonaircraft.com to discuss arrangements.

25.	Counterparts

This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.

To indicate your acceptance of the terms and conditions set out in this Agreement, please in the space provided below and return one copy to Human Resources at stewart@horizonaircraft.com. We encourage you to take some time to consider this offer and to seek whatever advice you deem necessary prior to making your decision. We do, however, require a response by no later than January 10, 2024.

Best regards,

/s/ Stewart Lee
Stewart Lee
Horizon Aircraft
Head of People and Strategy

Private and Confidential

Horizon Aircraft – Employment Agreement – Brian Merker

Agreement and Acceptance

By signing below, I confirm that I have read, understand and agree to the terms and conditions of employment as set out above. I acknowledge that I have been given the opportunity to obtain independent legal advice with respect to the nature and consequences of entering into this Agreement.

IMPORTANT: Before you accept our offer, we draw your attention again to Paragraph 9 (Termination), which contains significant limitations on your rights if your employment with the Company ends for any reason whatsoever.

/s/ Brian Merker
Brian Merker

Dated January 12, 2024

Private and Confidential

Horizon Aircraft – Employment Agreement – Brian Merker

Schedule 1

1.	Additional Compensation

1.1	Incentive Compensation: You shall be eligible for annual bonuses of up to 20% of your Base Salary, based upon overall performance and factors to be determined by the Company exercising its sole and unfettered discretion pursuant to and in accordance with the Executive Bonus Plan. The Executive Bonus Plan, as amended from time to time in the sole and absolute discretion of the Company, will govern the terms of your entitlement to such bonus compensation. The entitlement to such bonuses, the amount of any bonuses and the time of payment of such bonuses are in the sole and absolute discretion of the Company. Payment of bonus compensation is not expected compensation, and the payment of a bonus in any one or successive bonus periods shall not create an entitlement to a bonus in any subsequent bonus period. All bonus payments include a base amount plus vacation pay (calculated at the minimum percentage stipulated by the ESA) in respect of that base amount. Accordingly, no additional amount is payable on bonus amounts in respect of vacation pay. Bonuses are not earned on a prorated basis. Except as required by the ESA, you must be actively employed by the Company at the time any bonus is payable in order to be eligible to receive the bonus. For the purpose of the payment of any bonus, except as required by the ESA, “active employment” does not include any period of pay in lieu of notice of termination, or period of notice of resignation which is waived. Except as required by the ESA, any bonus entitlement will be forfeited effective on the date that the Company specifies as the date that the termination of your employment is effective (regardless of any period of pay in lieu of notice to which you may claim to be or are entitled under contract or common law), or on the effective date that the Company waives notice of your resignation (even if you claim constructive dismissal, and regardless of any period of pay in lieu of notice to which you may claim to be or is entitled under contract or common law). You agree that you are not entitled to, and waive any right to claim damages for the loss of an entitlement to receive a bonus as a result of the Company’s failure to provide you with notice of termination without just cause at common law (if applicable).

1.2	Stock Option Plan: Subject to the terms of the Omnibus Share Incentive Plan of the Company (the “SOP”), and contingent upon the approval of the Compensation Committee of the Company’s Board of Directors and the Company’s Board of Directors (to be granted in its sole and unfettered discretion), the Company shall provide you with such number of awards of the Company at a price and under such conditions to be determined in accordance with the terms of the SOP. If granted, such awards will vest on the schedule detailed in the terms of the SOP or the terms of the agreement representing such award which you will be required to execute upon the issuance of the stock options. Your participation in the SOP will be strictly governed by its terms, as they may be amended from time to time, and the Stock Option Agreement. You agree to bear responsibility for, and adhere to, any and all tax regulations in connection with the stock options issued to you.

1.3	Group Insurance Benefits: On the Effective Date, you will be eligible to make application to participate in such group insurance benefit plans enjoyed by other employees of the Company at a similar level of responsibility. Your eligibility, participation and coverage in respect of any plans will continue to be governed and shall be interpreted in accordance with the written terms of the contract between the Company and the insurer (or other provider) and the policies of the Company.

1.4	Resources: You will be provided with all property, equipment, facilities and resources reasonably necessary to perform their duties and responsibilities. These include a laptop with the required applications, credit and/or debit cards, and necessary keys, passwords, access codes and rights. All property, equipment, facilities and resources remain the property of the Company, and are to be used in accordance with its policies. The Company shall have the right to delete and remove, directly or remotely, with or without prior notice, any Company data from any device, including personal devices you may use in the course of carrying out your duties. Such action may result in the deletion or removal of your personal data as stored on such personal device, and you hereby waive any claims against the Company arising or resulting from such deletion or removal of such personal data.

1.5	Expenses: You shall be reimbursed for all reasonable business expenses actually and properly incurred from time to time in connection with carrying out your duties and responsibilities to the Company and in accordance with its policies. Those policies require provision of original copies of all invoices and/or statements in respect of which you seek reimbursement and obtaining the approval of the CFO of the Company for such expenses and otherwise complying with the terms of any policy of the Company respecting expense claims in effect from time to time.

Private and Confidential

Horizon Aircraft – Employment Agreement – Brian Merker

Schedule 2

EMPLOYEE NON-SOLICITATION AGREEMENT

TO:	New Horizon Aircraft Ltd. d/b/a Horizon Aircraft (the “Corporation”)

In consideration of my employment with the Corporation and in accordance with my written employment agreement with the Corporation dated January 9, 2024 (the “Employment Agreement”), I hereby execute this Employee Non-Solicitation Agreement (this “Agreement”) and covenant, acknowledge and agree as follows:

Relationship

1.	By reason of my employment with the Corporation pursuant to the Employment Agreement, I will receive the value and advantage of special training, skills, expert knowledge and experience, as well as contact with existing and prospective customers of the Corporation, its affiliates and associates as such terms are defined in the Business Corporations Act (Ontario) (collectively “Affiliates”) and other employees of the Corporation and its Affiliates. In the course of my employment, I will be assigned duties that will give me Confidential Information (as defined in the Employment Agreement) as it relates to the conduct and details of the Corporation’s and its Affiliates’ businesses, and which will result in irreparable injury to the Corporation and its Affiliates which could not be adequately compensated by monetary damages if I were to act in a manner detrimental to the Corporation’s and/or its Affiliates’ interests, and/or use or disclose such Confidential Information and/or Work Product (as defined in the Employment Agreement).

2.	The business of the Corporation and its Affiliates is currently aerospace research and development, and aircraft prototype development. However, I understand that during my employment, the Corporation and its Affiliates will seek to expand and modify their businesses so as to achieve their legitimate business goals. Therefore, I agree that for the purposes of this Agreement, following the end of my active employment, “Business” shall mean the businesses of the Corporation and its Affiliates as they exist at the time that I cease to be actively employed by the Corporation.

Non-Solicitation

3.	I shall not, either directly or indirectly, individually or in partnership, jointly or in conjunction with any other person, firm, corporation or other entity (“Person”), in any capacity whatsoever including, without limitation, as agent, shareholder, employee, or consultant, except upon the request and on behalf of the Corporation and/or its Affiliates, during my employment and for the period of twelve (12) months following the date that I cease to be actively employed by the Corporation, regardless of who initiated the end of the employment relationship, do any of the following:

a.	In any way which could have a detrimental effect upon the Business:

i.	solicit; or

ii.	have business contact with;

iii.	any Person with whom I had direct dealings as a representative of the Corporation or any of its Affiliates and who or which is then either (A) a customer of the Corporation or any of its Affiliates; or (B) a prospective customer of the Corporation or any of its Affiliates with whom the Corporation or any of its Affiliates is then having direct business communication related to a specific business opportunity or has had direct business communication related to a specific business opportunity during the twelve (12) month period immediately preceding the date upon which I cease to be actively employed by the Corporation. For these purposes, “direct dealings” means direct communications with/by me (whether in person or otherwise) for the purposes of servicing, selling or marketing on behalf of the Corporation and/or its Affiliates, but only if such communications are more than trivial in nature, and in any case excluding bulk or mass-marketing communications directed to multiple customers or prospective customers.

Private and Confidential

Horizon Aircraft – Employment Agreement – Brian Merker

b.	In respect of any Person known to me to be employed or engaged by the Corporation or any of its Affiliates on the last day of my active employment, save and except any person employed or engaged by the Corporation or any of its Affiliates in an exclusively clerical position, i. offer employment to them; ii. in any manner employ or engage them; iii. interfere with their employment or engagement with the Corporation or any of its Affiliates; or iv.encourage or entice them to terminate their employment or reduce the level or scope of their employment or engagement with the Corporation or any of its Affiliates, irrespective of whether such Person would commit any breach of their contract with the Corporation or any of its Affiliates by altering or ending their relationship with the Corporation or any of its Affiliates.

c.	In respect of any Person which is known to me to be a business partner or supplier of goods and/or services to the Corporation or any of its Affiliates on the last day of my active employment, encourage or entice them to terminate their relationship or reduce the level or scope of their relationship with the Corporation or any of its Affiliates, irrespective of whether such Person would commit any breach of their contract with the Corporation or any of its Affiliates by altering or ending their relationship with the Corporation or any of its Affiliates.

4.	I hereby acknowledge that the Corporation and I (collectively, the “Parties”) have agreed that all provisions in this Agreement are reasonable as between the Parties in the context of my employment with the Corporation. I acknowledge and agree that all provisions in this Agreement are reasonable with reference to the public interest in free and open competition based upon the Parties’ knowledge of the market and the industry in which the Corporation or any of its Affiliates are engaged. Specifically, I agree that any court of competent jurisdiction shall be ignoring the intention of the Parties and the Parties’ reasoned assessment of the reasonableness of the provisions with reference to the public interest in free and open competition should it find otherwise. I agree that my compliance with my obligations pursuant to this Agreement will not unduly restrict or curtail my legitimate efforts to earn a livelihood in my chosen area of endeavour following my employment with the Corporation.

Miscellaneous

5.	If any provision or part thereof, including individual words or phrases, contained in this Agreement, to any extent and for any reason is declared to be void, voidable, invalid, illegal, ineffective, frustrated or unenforceable by any court of competent jurisdiction, the remainder of the provision and this Agreement shall not be affected thereby, and each provision of this Agreement or part thereof shall be separately valid and enforceable to the fullest extent permitted by law. If such a provision may be made enforceable or effective by imposing limitations, particularly in respect of its scope in terms of time or territory, such limitations shall be imposed and made so as to render such provision enforceable and effective to the fullest extent permissible by law.

6.	I acknowledge and agree that in the event of a breach or threatened breach of a provision contained in this Agreement, the Corporation and/or any of its Affiliates shall be entitled to obtain from any court of competent jurisdiction interim, interlocutory and permanent injunctive relief to prevent or restrain such breach or threatened breach, and an accounting of all profits and benefits arising out of such breach, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Corporation and/or any of its Affiliates may be entitled at law or in equity. I hereby waive all defences to the strict enforcement by the Corporation and/or any of its Affiliates of all covenants, provisions and restrictions in this Agreement.

Private and Confidential

Horizon Aircraft – Employment Agreement – Brian Merker

7.	No failure by the Corporation to pursue any remedy resulting from a breach of this Agreement by me shall be construed as a waiver of that breach, or as a waiver of any subsequent or other breach.

8.	I acknowledge and agree that my agreement to the covenants and restrictions contained in this Agreement are the essence of this Agreement and constitute a material inducement to the Corporation to enter into this Agreement and to employ me.

9.	This Agreement and the provisions of the Employment Agreement which relate to this Agreement constitute the entire understanding and agreement between me and the Corporation in respect of the subject matter herein contained, and supersede and replace all prior oral or written statements, representations (even if made negligently), negotiations and agreements related thereto. There are no other oral or written collateral agreements in respect of the subject matter herein contained.

10.	Except for that body of law related to conflict of laws, this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

11.	I acknowledge and agree that the covenants made by me herein shall survive the termination of my employment and shall continue in full force and effect. The existence of any claim or cause of action by me against the Corporation, whether based upon a right pursuant to or a breach of the Employment Agreement or otherwise, shall not constitute a defence to the enforcement of the provisions contained in this Agreement in favour of the Corporation or any of its Affiliates.

12.	I acknowledge that the Corporation has urged me to obtain independent legal advice in respect to this Agreement and has offered me adequate opportunity to obtain such independent legal advice prior to my signing it.

13.	The provisions of this Agreement shall be binding upon and enure to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors, permitted assigns and any of the Corporation’s Affiliates. Without my consent the Corporation may assign the benefit of this Agreement provided the assignee agrees to comply with all of the obligations of the Corporation under this Agreement. I may not transfer my responsibilities.

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)

/s/ Iva Merker	/s/ Brian Merker
Witness	Brian Merker

Iva Merker	January 12, 2024
Witness Name (Print)	Date

Private and Confidential